Exhibit 10.48
AQUA AMERICA, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR NICHOLAS DEBENEDICTIS
(As Amended and Restated Effective January 1, 2008)

AQUA AMERICA, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR NICHOLAS DEBENEDICTIS
(As Amended and Restated Effective January 1, 2008)
WHEREAS, Aqua America, Inc. (the “Company”) maintains the Aqua America, Inc. Supplemental Executive Retirement Plan (the “Plan”) for Nicholas DeBenedictis, Chairman and Chief Executive Officer of the Company; and
WHEREAS, the Company desires to amend the Plan to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and effective January 1, 2009, the final regulations issued thereunder;
NOW, THEREFORE, effective January 1, 2008, except as otherwise provided herein, Aqua America, Inc. hereby amends and restates the Plan as follows:
ARTICLE I
DEFINITIONS
1.1 “Board” shall mean the Board of Directors of the Company.
1.2 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations issued thereunder.
1.3 “Committee” shall mean the Pension Committee.
1.4 “Company” shall mean Aqua America, Inc., a Pennsylvania corporation.
1.5 “Normal Retirement Date” shall mean the first day of the month coincident with or next following the date on which the Participant attains his Normal Retirement Age, as defined in the Retirement Plan.
1.6 “Participant” shall mean Nicholas DeBenedictis.
1.7 “Plan” shall mean this Aqua America, Inc. Supplemental Executive Retirement Plan for Nicholas DeBenedictis.
1.8 “Retirement” shall mean Separation from Service on or after age 65.
1.9 “Retirement Plan” shall mean the Retirement Income Plan for Aqua America, Inc. and Subsidiaries.
1.10 “Retirement Plan Benefit” shall mean the accrued benefit payable to the Participant as determined under the terms of the Retirement Plan.

1.11 “Retirement Plan Surviving Spouse Benefit” shall mean the Surviving Spouse Benefit determined pursuant to the terms of the Retirement Plan in the event of the death of the Participant at any time prior to commencement of payment of his Retirement Plan Benefit.
1.12 “Separation from Service” shall mean the Participant’s termination of employment with the Company and all affiliated companies considered a single employer with the Company as provided under Code section 409A and guidance issued thereunder and, effective January 1, 2009, Treas. Reg. §1.409A-1(h) and any successor thereto. The default rules of Treas. Reg. §1.409A-1(h) shall apply except for purposes of determining if the level of bona fide services will permanently decrease from the average level of bona fide services performed over the immediately preceding 36-month period (or full period of service, if shorter). In applying such rules, 33-1/3% shall be substituted for 20%.
1.13 “Specified Employee” shall mean an employee as defined in Code section 409A(a)(2)(B)(i) and guidance issued thereunder and, effective January 1, 2009, Treas. Reg. §1.409A-1(i) or any successor thereto and as determined in accordance with the methodology adopted by the Company in accordance with such regulation and set forth in the written policy entitled “Aqua America, Inc. Key Employee Determination Process for purposes of Section 409A,” which is incorporated herein by reference.
1.14 “Supplemental Excess Benefit” shall mean the total benefit payable to the Participant under this Plan.
1.15 “Supplemental Excess Surviving Spouse Benefit” shall mean the Surviving Spouse Benefit payable to a Surviving Spouse pursuant to this Plan with respect to Supplemental Excess Benefits.
1.16 “Supplemental Benefit” shall mean the benefit, if any, payable to the Participant under the Supplemental Pension Plan.
1.17 “Supplemental Pension Plan” shall mean the Aqua America, Inc. Supplemental Pension Benefit Plan for Salaried Employees.
1.18 “Surviving Spouse” shall mean a person who qualifies as a surviving spouse under the Retirement Plan.
1.19 “Surviving Spouse Benefit” shall mean the survivor annuity payable to the Surviving Spouse determined as if the Participant had retired on the later of the day prior to his death or on the date of his earliest retirement age (having survived to such date), with an immediate joint and 50% survivor annuity. A Surviving Spouse Benefit shall be determined in the form of a single life annuity (based on such 50% survivor annuity) for the life of the Surviving Spouse commencing on the later of the Participant’s date of death or earliest retirement age. Earliest retirement age shall have the same meaning as under the Retirement Plan.

ARTICLE II
SUPPLEMENTAL EXCESS BENEFIT
2.1 Calculation of Benefit.
(a) Retirement. The Supplemental Excess Benefit payable to the Participant under this Plan upon his Retirement shall be equal to (i) the monthly amount of the benefit that would be payable under the Retirement Plan (expressed in the form of a single life annuity commencing at the Participant’s Normal Retirement Date or, if later, the date of determination) if the Participant were fully vested in his benefit under the Retirement Plan, calculated as if the Participant had 25 Years of Service under the Retirement Plan on the date of Retirement and had not deferred any compensation under the Aqua America, Inc. Executive Deferral Plan, and without taking into account the limitations of sections 401(a)(17) and 415 of the Code, less (ii) the monthly amount of the Retirement Plan Benefit (expressed in the form of a single life annuity commencing at the Participant’s Normal Retirement Date or, if later, the date of determination) payable to the Participant under the Retirement Plan and the monthly amount of the Supplemental Benefit (expressed in the form of a single life annuity commencing at the Participant’s Normal Retirement Date or, if later, the date of determination) payable to the Participant under the Supplemental Pension Plan.
(b) Separation from Service Prior to Retirement. The Supplemental Excess Benefit payable to the Participant under this Plan upon his Separation from Service for any reason prior to age 65 shall be equal to (i) the benefit that would be payable under the Retirement Plan (expressed in the form of a single life annuity commencing at the Participant’s Normal Retirement Date or, if later, the date of determination) if the Participant were fully vested in his benefit under the Retirement Plan, calculated as if the Participant were credited with two years of benefit service for each of the first seven years of his actual service with the Company, plus one year of benefit service for each year of actual service after the seventh year of service, and had not deferred any compensation under the Aqua America, Inc. Executive Deferral Plan, and without taking into account the limitations of sections 401(a)(17) and 415 of the Code, less (ii) the monthly amount of the Retirement Plan Benefit (expressed in the form of a single life annuity commencing at the Participant’s Normal Retirement Date or, if later, the date of determination) payable to the Participant under the Retirement Plan and the monthly amount of the Supplemental Benefit (expressed in the form of a single life annuity commencing at the Participant’s Normal Retirement Date or, if later, the date of determination) payable to the Participant under the Supplemental Pension Plan.
2.2 Surviving Spouse Benefit. If the Participant has not made the election provided under Section 2.3(d) and dies prior to the later of (A) his Separation from Service or (B) his attainment of an age designated as the trigger for payment under Section 2.3(c), then a Surviving Spouse Benefit is payable to his Surviving Spouse as provided herein. If the Participant is entitled, or would be entitled except for the fact that he has not retired from the Company, to a Supplemental Excess Benefit under Section 2.1(a), the Surviving Spouse Benefit shall be determined with respect to the Supplemental Excess Benefit as calculated under Section 2.1(a). In all other cases, the Surviving Spouse Benefit shall be determined with respect to the Supplemental Excess Benefit as calculated under Section 2.1(b).

2.3 Time and Form of Payment.
(a) Default Form and Time of Payment. Subject to Section 2.3(e), unless an optional form of payment under Section 2.3(b) is elected as provided under Section 2.3(c) or a transfer election is made as provided under Section 2.3(d), the actuarial equivalent present value of the Participant’s Supplemental Excess Benefit shall be paid in one lump sum payment on the first day of the month following the later of the Participant’s Separation from Service and attainment of age 55 (or February 1, 2009, if later). Present value for purposes of this Section 2.3(a) shall be determined using the discount and mortality assumptions prescribed under FAS 87 for accounting valuation purposes for the year in which distribution occurs.
(b) Optional Forms and Times of Payment. The Participant may elect any of the following forms in lieu of a lump sum payment: a single life annuity; a joint and survivor annuity with a survivor annuity equal to 50%, 66-2/3%, 75% or 100% of the amount paid during the joint lives; or a term certain single life annuity with a 5-year term, a 10-year term or a 15-year term. Instead of commencement of payment (or payment in the event of a lump sum) at the later of Separation from Service or the date the Participant attains age 55, the Participant may elect the later of Separation from Service or the date of attainment of a designated age after age 55. All payments shall commence on the first day of the month following the later of Separation from Service or the date the Participant attains the designated age, subject to Section 2.3(e) and Section 2.3(c)(ii).
(c) Election.
(i) During 2007 and 2008, the Participant may elect an optional form of payment as provided under Section 2.3(b), provided such election is made prior to the calendar year in which such benefits would otherwise be paid and such election does not cause such benefits to be paid in the year the election is made. All elections are irrevocable upon submission to the Committee.
(ii) Following 2008, any election shall not be effective for 12 months, must be made 12 months before the benefits would be paid or commence to be paid and must delay payment or commencement of payment at least five years unless the election changes an annuity form of payment to an actuarially equivalent annuity form of payment without changing the date payment commences. All elections are irrevocable upon submission to the Committee.
(d) One-Time Election to Transfer Benefit. The Participant may make a one-time, irrevocable election to elect, in lieu of the payments described in Section 2.3(a) and Section 2.3(c), to have the actuarial equivalent present value of the Supplemental Excess Benefit under this Plan and the Supplemental Benefit under the Supplemental Pension Plan transferred to the Participant’s Separation Distribution Account under the Aqua America, Inc. Executive Deferral Plan on the later of the date the Participant attains age 55 or the date of his Separation from Service. Notwithstanding the foregoing, in the event of the Participant’s death prior to such transfer, a transfer of the actuarial equivalent present value of the Supplemental Excess Surviving Spouse Benefit shall be made as of the later of the date the Participant would have attained age 55 or the Participant’s Separation from Service due to death, provided there is a Surviving Spouse and provided in the event of the Participant’s death prior to age 55 that such Spouse survives to the date the Participant would have attained age 55. Any amount so transferred to the Aqua America, Inc. Executive Deferral Plan shall be distributed in accordance with the provisions of that Plan. An election under this Section 2.3(d) shall be made in writing, on the form prescribed by the Committee, shall be submitted to the Committee on or prior to December 31, 2008, shall be irrevocable upon submission to the Committee, and no further election shall be available under this Plan. Present value for purposes of this Section 2.3(d) shall be determined using the discount and mortality assumptions prescribed under FAS 87 for accounting valuation purposes for the year in which transfer occurs.

(e) Six Month Payment Delay. Notwithstanding any provision of the Plan to the contrary, if the Participant is a Specified Employee, any payment of a Benefit due as a result of Separation from Service which would otherwise be paid or commence to be paid prior to the six-month anniversary of such Separation from Service shall be delayed until the first business day following the six-month anniversary of Separation from Service (or, if earlier, the date of such Participant’s death). Any annuity payments otherwise payable during such six-month period shall accumulate and be paid in one lump sum on such delayed payment date. If payment is due in one lump sum upon Separation from Service, the actuarial equivalent present value shall be determined as provided in Section 2.3(a) as of the date of Separation from Service and shall be credited with interest during such six month delay using the first segment rate as determined under Code section 417(e)(3)(D).
2.4 Time and Form of Payment of Supplemental Excess Surviving Spouse Benefit.
(a) Default Form and Time of Payment. Unless an optional form of payment under Section 2.4(b) is elected as provided under Section 2.4(c), the Supplemental Excess Surviving Spouse Benefit shall be paid in one lump sum payment on the first day of the second month following the date of the Participant’s death or, if later, the date the Participant would have attained age 55. Present value for purposes of this Section 2.4(a) shall be determined using the discount and mortality assumptions prescribed under FAS 87 for accounting valuation purposes for the year in which distribution occurs.
(b) Optional Form and Times of Payment. The Participant may elect a single life annuity instead of a lump sum with respect to payment of the Supplemental Excess Surviving Spouse Benefit. All payments shall commence on the first day of the second month following the Participant’s death or, if later, the date the Participant would have attained age 55.
(c) Election. During 2007 and 2008, the Participant may elect an optional form of payment as provided under Section 2.4(c), provided such election is made prior to the calendar year in which such Supplemental Excess Surviving Spouse Benefit would otherwise be paid and such election does not cause such benefit to be paid in the year the election is made. Following 2008, any election shall not be effective for 12 months and must be made 12 months before the Supplemental Excess Surviving Spouse Benefit would be paid or commence to be paid. All elections are irrevocable upon submission to the Committee.

2.5 Adjustment of Benefits. The Supplemental Excess Benefit and the Supplemental Excess Surviving Spouse Benefit payable hereunder shall be subject to the same actuarial adjustments and adjustments for early or delayed commencement as under the Retirement Plan except as otherwise specifically provided herein.
2.6 Coordination with Supplemental Pension Plan Benefit. The benefits of Nicholas DeBenedictis under the Supplemental Pension Plan shall be paid at the same time and in the same form as his benefits under this Plan.
2.7 Timing of Payment. Payment or commencement of payment of benefits is treated as made on the date specified if payment is made at such date or a later date in the same taxable year or, if later, by the 15th day of the third calendar month following the specified date and the Participant (or, in the case of the Supplemental Excess Surviving Spouse Benefit, the Surviving Spouse) is not permitted, directly or indirectly, to designate the taxable year of payment.
ARTICLE III
AMENDMENT AND TERMINATION
3.1 Reservation of Right to Amend or Terminate. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board of Directors of the Company and shall be effective as of the date of the resolution.
3.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive the Participant or Surviving Spouse of all or any portion of any Supplemental Excess Benefit or Supplemental Excess Surviving Spouse Benefit payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.
ARTICLE IV
MISCELLANEOUS
4.1 No Creation of Employment Rights. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Company nor limit the rights of the Company to discharge or otherwise discipline the Participant.
4.2 Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. Neither the Participant nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and the Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guarantee by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

4.3 Spendthrift Provision. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the Participant; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.
4.4 Administration. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. All provisions set forth in the Retirement Plan with respect to the administrative powers and duties of the Committee, expenses of administration and procedures for filing claims shall also be applicable with respect to this Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Retirement Plan.
4.5 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Retirement Plan applicable to a Retirement Plan Benefit or a Retirement Plan Surviving Spouse Benefit shall also be applicable to a Supplemental Excess Benefit or a Supplemental Excess Surviving Spouse Benefit payable hereunder. Any Retirement Plan Benefit or Retirement Plan Surviving Spouse Benefit, or any other benefit payable under the Retirement Plan, shall be paid solely in accordance with the terms and conditions of the Retirement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.
4.6 Applicable Law. The Plan is intended to comply with Code section 409A and guidance issued thereunder and shall be administered and interpreted consistent therewith and otherwise shall be construed under the laws of the Commonwealth of Pennsylvania, other than its laws respecting choice of laws, to the extent not otherwise preempted by Federal law.
IN WITNESS WHEREOF, Aqua America, Inc. has caused these presents to be duly executed, under seal, as of this 2nd day of December, 2008.

Attest:	AQUA AMERICA, INC.

/s/ Maria Gordiany	By:	/s/ Roy H. Stahl
Assistant Secretary		Chief Administrative Officer, General
Counsel and Secretary
[Corporate Seal]